Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

AMPLIFY SNACK BRANDS, INC.

Amplify Snack Brands, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1.   The date on which the Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware is July 2, 2014, under the name of TA Holdings 1, Inc.

2.   Pursuant to Section 242 of the DGCL, this Certificate of Amendment to Certificate of Incorporation (this “Amendment”) amends the provisions of the Certificate of Incorporation of the Corporation as amended prior to the date hereof (the “Certificate”).

3.   This Amendment has been has been duly approved by the Board of Directors of the Corporation and by the stockholders of the Corporation pursuant to Sections 141, 228 and 242 of the DGCL.

4.  The Certificate is hereby amended by striking out Article Fourth of the Certificate in its entirety and substituting the following in lieu thereof:

“The total number of shares of common stock which the Corporation shall have authority to issue is 75,000,000 shares, $0.0001 par value (“Common Stock”). Effective immediately upon the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every one share of Common Stock then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be divided into seventy-five thousand (75,000) shares of Common Stock, without any further action by the holders of such shares of Common Stock (the “Forward Stock Split”). Each holder of record of a certificate or certificates for one or more shares of Common Stock immediately prior to the Effective Time shall be entitled to receive, as soon as practicable following surrender to the Corporation of such certificate or certificates, a certificate representing the number of shares of Common Stock to which such holder shall be entitled pursuant to the Forward Stock Split. Any certificate for shares of Common Stock not so surrendered shall be deemed to represent the number of shares of Common Stock issuable upon its surrender pursuant to this paragraph.”

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, has executed this Certificate of Amendment to Certificate of Incorporation as of July 14, 2015.

AMPLIFY SNACK BRANDS, INC.

/s/ Thomas Ennis

Name:	Thomas Ennis
Title:	President